Exhibit 99.2
Valeant Pharmaceuticals International
2009 Stock Purchase Plan
Offering Document
Adopted by the Board of Directors: June 25, 2009
     In this document and except as otherwise provided, capitalized terms not otherwise defined shall have the same definitions of such terms as in the Valeant Pharmaceuticals International 2009 Stock Purchase Plan (the “Purchase Plan”).
1. Grant; Offering Date.
     (a) The Board hereby authorizes a series of Offerings pursuant to the terms of this Offering Document.
     (b) The first Offering hereunder (the “Initial Offering”) shall (1) begin with respect to Eligible Employees working in the United States, on August 1, 2009 and shall end on September 30, 2009, and (2) with respect to Eligible Employees working in countries other than the United States, begin on and end on such dates as determined by the Company. The Initial Offering shall consist of one (1) Offering Period.
     (c) After the Initial Offering ends, a new Offering shall automatically begin over the term of the Purchase Plan on the next day following the end of the immediately preceding Offering Period, and each new Offering shall be approximately three (3) months in duration. Each Offering shall consist of one (1) Offering Period ending on or about March 31, June 30 September 30 and December 31 each year. Except as provided below, a Purchase Date is the first New York Stock Exchange Trading Day that occurs on or after the tenth (10th) calendar day following the end of an Offering Period.
     (d) Prior to the commencement of any Offering, the Board may change any or all terms of such Offering and any subsequent Offerings. The granting of Purchase Rights pursuant to each Offering hereunder shall occur on each respective Offering Date unless prior to such date (i) the Board determines that such Offering shall not occur, or (ii) no shares of Common Stock remain available for issuance under the Purchase Plan in connection with the Offering.
2. Eligible Employees.
     (a) Each Eligible Employee, who has been an Employee for a continuous period of at least ten (10) days ending on the Offering Date of an Offering hereunder and is either (i) an Employee of the Company; (ii) an Employee of an Affiliate incorporated in the United States; or (iii) an Employee of an Affiliate that is not incorporated in the United States, provided that the Board or Committee has designated the Employees of such Affiliate as eligible to participate in the Offering, shall be granted a Purchase Right on the Offering Date of such Offering.

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     (b) A person shall not be granted a Purchase Right under such Offering unless such person is an Eligible Employee on the Offering Date of the Offering. A person who is not an Eligible Employee for an Offering but becomes eligible for subsequent Offerings may participate in subsequent Offerings.
     (c) Notwithstanding the foregoing, the following Employees shall not be Eligible Employees or be granted Purchase Rights under an Offering:
          (i) Employees of the Company or an affiliate who have been offered participation in other stock purchase and match programs of the Company or received front-loaded equity grants from the Company, as determined by the Board;
          (ii) Employees whose customary employment is nineteen (19) hours per week or less or five (5) months per calendar year or less; or
          (iii) Employees in jurisdictions outside of the United States if, as of the Offering Date of the Offering, the grant of such Purchase Rights would not be in compliance with the applicable laws of any jurisdiction in which the Employee resides or is employed.
3. Purchase Rights.
     (a) Subject to the limitations herein and in the Purchase Plan, a Participant’s Purchase Right shall permit the purchase of the number of shares of Common Stock purchasable with up to the maximum percentage of such Participant’s Earnings or other specified amount (each, as indicated on the enrollment form) paid during the applicable Offering Period.
     (b) For Offerings hereunder, “Earnings” means the base annual compensation paid to a Participant, including all salary or wages (including amounts elected to be deferred by such Participant, that would otherwise have been paid, under any cash or deferred arrangement or other deferred compensation program established by the Company or an Affiliate), but excluding all of the following: all overtime pay, commissions, bonuses, and other remuneration paid directly to such Participant, profit sharing, the cost of employee benefits paid for by the Company or an Affiliate, education or tuition reimbursements, imputed income arising under any Company or Affiliate group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options and other equity awards, contributions made by the Company or an Affiliate under any employee benefit plan, and other similar items of compensation.
     (c) The maximum aggregate number of shares of Common Stock available to be purchased by all Participants under an Offering shall be the least of (i) the number of shares of Common Stock remaining available under the Purchase Plan on the Offering Date, (ii) 100,000 shares, (iii) two (2) times the number of shares remaining available for issuance of Matching Units under the Valeant Pharmaceuticals International 2006 Equity Incentive Plan, as amended from time to time (the “2006 Plan”), or (iv) such lesser number of shares of Common Stock designated by the Board as being available for the particular Offering, rounded down to the nearest whole share. If the aggregate purchase of shares of Common Stock upon exercise of Purchase Rights granted under would exceed the maximum aggregate number of shares so available, the Board shall make a pro rata allocation of the shares available in a uniform and

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equitable manner as determined in the discretion of the Board. Any Contributions not applied to the purchase of available shares of Common Stock shall be refunded to the Participants without interest.
4. Purchase Price.
     The purchase price of shares of Common Stock under an Offering shall be the Fair Market Value of such shares of Common Stock on the applicable Purchase Date, rounded up to the nearest whole cent per share.
5. Participation.
     (a) An Eligible Employee may elect to participate in an Offering to be effective on the Offering Date. An Eligible Employee shall elect his or her payroll deduction percentage on such enrollment form as the Company provides. The completed enrollment form must be executed during the Enrollment Period established by the Company. Payroll deduction percentages must be expressed in whole percentages of Earnings, with a minimum percentage of three percent (3%) and maximum percentage of twenty percent (20%) as is designated on the enrollment form applicable to such Eligible Employee.
     (b) A Participant may increase or decrease his or her participation level only during an Enrollment Period designated by the Company. Any such increase or decrease in participation level shall be made by executing a notice to the Company or a designated Affiliate in such form as the Company provides during the applicable Enrollment Period preceding the next Offering Date for which it is to be effective and such change shall be effective as soon as administratively practicable following the delivery of such notice.
     (c) A Participant may not increase or decrease his or her participation level or begin Contributions during an Offering Period.
     (d) A Participant may withdraw from an Offering and receive a refund of his or her Contributions without interest, at any time prior to the end of the Offering Period (or such shorter period of time determined by the Company and communicated to Participants), by delivering a withdrawal notice to the Company or a designated Affiliate in such form as the Company provides. A Participant who has withdrawn from an Offering shall not again participate in such Offering, but may participate in subsequent Offerings, by executing the Enrollment form for such subsequent Offering, under the Purchase Plan in accordance with the terms of the Purchase Plan and the terms of such subsequent Offerings.
     (e) Notwithstanding the foregoing or any other provision of this Offering Document or of the Purchase Plan to the contrary, neither the enrollment of any Eligible Employee in the Purchase Plan nor any forms relating to participation in the Purchase Plan shall be given effect unless a registration statement covering the shares reserved under the Purchase Plan that are subject to the Offering is effective.
     (f) Once an Eligible Employee enrolls in an Offering and authorizes payroll deductions (including in connection with the Initial Offering), the Eligible Employee automatically shall be enrolled for all subsequent Offerings until he or she elects to withdraw

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from an Offering pursuant to paragraph (d) above or terminates his or her participation in the Purchase Plan.
6. Purchases.
     (a) Subject to the limitations contained herein, on each Purchase Date, each Participant’s Contributions (without any increase for interest) shall be applied to the purchase of whole shares of Common Stock, up to the maximum number of shares permitted under the Purchase Plan and the Offering.
     (b) In order to confirm the vesting of the Matching Units described in Section 7 below, the shares of Common Stock purchased on each Purchase Date on behalf of a Participant shall be allocated to and held in a segregated account for the benefit of such Participant.
7. Matching Units
     (a) On the applicable Purchase Date pursuant to each Offering under the Purchase Plan, each Participant shall automatically be granted restricted stock units (the “Matching Units”) subject to the provisions of Section 6(b) of the 2006 Plan and this Section 7. For each Participant, the Matching Units will cover 50% of the number of shares of the Company’s Common Stock purchased by the Eligible Employee on such Purchase Date, rounded down to the nearest whole share. In this Section 7, capitalized terms not otherwise defined shall have the same definitions of such terms as in the 2006 Plan.
     (b) The consideration for each Participant’s Matching Units is satisfied by the past services of such Participant to the Company.
     (c) Subject to the limitations contained herein, a Participant’s Matching Units will vest on the third (3rd) anniversary of the date on which they are granted, provided that the Matching Units will not vest if either of the following occurs prior to the vesting date: (i) the Participant transfers (or causes to be transferred) from the segregated account designated by the Company the shares of Common Stock purchased under the Purchase Plan pursuant to an Offering thereunder; or (ii) the Participant’s Continuous Service with the Company or an Affiliate terminates for any reason or no reason (including death or disability).
     (d) Notwithstanding Section 9(c) of the 2006 Plan, if (i) a Change in Control occurs, (ii) before the third (3rd) anniversary of the date on which the Matching Units were granted but within the period beginning six (6) months before such Change in Control and ending twelve (12) months after the effective date of such Change in Control a Participant’s Continuous Service (including service with a successor to the Company or an Affiliate) terminates due to an involuntary termination (not including death or Disability) without Cause or due to a voluntary termination for Good Reason, and (iii) the Participant has continuously held the shares of Common Stock purchased under the Purchase Plan from the applicable Purchase Date through the date of such termination, then a pro rata share of each Matching Unit held by such Participant with respect to such Offering, based on the number of completed months from the applicable grant date of such Matching Units through the date of such termination, shall automatically become vested. For purposes of this Section 7(d), Good Reason shall not be deemed to occur if Participant’s duties or responsibilities are diminished.

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     (e) Notwithstanding Section 9(b)(ii) of the 2006 Plan, in the event of a Corporate Transaction (as defined in the 2006 Plan) in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Matching Units or substitute similar matching units for such outstanding Matching Units, then with respect to Matching Units that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective date of the Corporate Transaction, the vesting of a pro rata portion of such Matching Units shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated, based on the number of completed months from the applicable grant date of such Matching Units through the effective date of the Corporate Transaction and any unvested Matching Units shall terminate at or prior to the effective date of the Corporate Transaction.
     (f) By participating in the Offering, each Participant agrees and acknowledges that he or she is required to provide notice to the Company in advance of any transfer, sale or other disposition of the shares of Common Stock purchased under the Purchase Plan pursuant to an Offering.
     (g) The Company may, at its election, credit dividend equivalents with respect to shares covered by the Matching Units. If applicable, such dividend equivalents will be converted into additional shares covered by the Matching Units by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of shares of Common Stock equal to the number of shares covered by the Matching Units (as increased by prior dividend equivalents, if applicable) by (ii) the Fair Market Value per share of Common Stock on the payment date for such dividend. The additional shares covered by the Matching Units converted from such dividend equivalents will be subject to all the terms and conditions of the Matching Units and shall vest and shall be distributed only upon the vesting and distribution of the underlying shares with respect to which the dividend equivalents were granted.
     (h) The Company will deliver to each Participant a number of shares of Common Stock equal to the number of vested shares of Common Stock subject to such Participant’s Matching Units, as well as dividend equivalents (if applicable), credited with respect to such Matching Units on the applicable vesting date; subject to the remaining provisions of this Section 7 below. Notwithstanding the foregoing, in the event that the Company determines that a sale of shares of Common Stock on the date the shares subject to the Matching Units are scheduled to be delivered (the “Original Distribution Date”) would violate its Insider Trading Policy, as determined by the Company in accordance with such policy, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered as soon as practicable following the next date that shares of Common Stock could be sold pursuant to such policy; provided, however, that in no event shall the delivery of the shares be delayed pursuant to this provision beyond the March 15th of the calendar year following the Original Distribution Date.
     (i) The number of shares of Common Stock subject to a Participant’s Matching Units may be adjusted from time to time for Capitalization Adjustments, as provided in the 2006 Plan. The Company will establish a bookkeeping account to reflect the number of shares that are subject to the Matching Units and the Fair Market Value of the shares that are subject to the Matching Units. However, no Participant will be deemed to be the holder of, or to have any of the rights of a stockholder with respect to, any shares of Common Stock subject to such

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Participant’s Matching Units (including but not limited to stockholder voting rights) unless and until the shares of Common Stock have been delivered to such Participant in accordance with this Section 7.
     (j) Notwithstanding anything to the contrary set forth herein, the Company may amend a Participant’s Matching Units at any time and in any and all respects without the Participant’s consent as the Company may, in its sole discretion, deem appropriate in order to comply with the requirements of the Treasury Department regulations and other guidance governing Section 409A of the Code (“Section 409A”). The Company will notify a Participant of any such changes made to such Participant’s Matching Units. In addition, if a Participant is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the distribution of shares of Common Stock in Section 7(h) above shall be delayed until the earlier of (i) six (6) months and one day after the Participant’s separation from service, or (ii) the Participant’s death.
     (k) A Participant may not be issued any shares of Common Stock under his or her Matching Units unless the shares are either (i) then registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Participant’s Matching Units must also comply with other applicable laws and regulations governing the Matching Units, and no Participant shall receive such shares of Matching Units if the Company determines that such receipt would not be in compliance with such laws and regulations.
     (l) Matching Units are not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, a Participant may designate a third party who, in the event of such Participant’s death after the vesting of such Matching Units but prior to the shares of Common Stock subject to such Matching Units being issued pursuant to this Section 7, will thereafter be entitled to receive any distribution of shares of Common Stock pursuant to this Section 7.
     (m) Neither a Participant’s rights to Matching Units nor a his or her rights to shares of Common Stock in settlement of Matching Units is an employment or service contract, and nothing in a Participant’s Matching Units will be deemed to create in any way whatsoever any obligation on such Participant’s part to continue in the service of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue such service. In addition, nothing in a Participant’s Matching Units will obligate the Company or an Affiliate, their respective stockholders, boards of directors or employees to continue any relationship that such Participant might have as an Employee of the Company or an Affiliate.
     (n) A Participant’s Matching Units are unfunded, and as a holder of a vested Restricted Stock Unit, such Participant will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock pursuant to this Section 7. No Participant shall have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock subject to such Participant’s Matching Units until such shares of Common Stock are issued pursuant to this Section 7. Upon such

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issuance, the Participant will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Offering Document, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between any Participant and the Company or any other person.
     (o) On or before the time a Participant receives a distribution of shares of Common Stock subject to his or her Matching Units, or at any time thereafter as requested by the Company, the Company has the right (at its election) to satisfy, and the Participant hereby authorizes, any required withholding with respect to the shares of Common Stock, payroll and any other amounts payable or issuable and the Participant otherwise agrees to make adequate provision in cash for any sums required to satisfy the Federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with his or her Matching Units (the “Withholding Taxes”). Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company will have no obligation to issue such shares of Common Stock.
     (p) Nothing in this Section 7 shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 2 of the 2006 Plan; provided, however, that no such action may, without a Participant’s consent, adversely affect such Participant’s rights under his or her vested Matching Units. Notwithstanding the foregoing, the Company may amend this Section 7 and a Participant’s Matching Units without the Participant’s consent as provided in Section 7(i). Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to a Participant, the provisions of this Section 7 in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Matching Units which is then subject to restrictions as provided herein.
     (q) The rights and obligations of the Company under Matching Units will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.
     (r) Matching Units are subject to all the provisions of the 2006 Plan, the provisions of which are hereby made a part of the Matching Units, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the 2006 Plan. Subject to the provisions of Sections 7(d) and 7(e) above, in the event of any conflict between the provisions of Matching Units and those of the 2006 Plan, the provisions of the 2006 Plan will control; provided, however, that Section 7(h) hereof will govern the timing of any distribution of shares of Common Stock under the Matching Units. The Board (or appropriate committee thereof) will have the power to interpret the Purchase Plan, the 2006 Plan and this Section 7 and to adopt such rules for the administration, interpretation, and application of the Purchase Plan and the 2006 Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board (or appropriate committee thereof) will be final and binding upon the each Participant, the Company, and all other interested persons. No member of the Board (or appropriate committee thereof) will be personally liable for any action, determination,

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or interpretation made in good faith with respect to the Purchase Plan, the 2006 Plan or the Offerings.
     (s) The value of the Matching Units subject to the Offerings will not be included as compensation, earnings, salaries, or other similar terms used when calculating the Participant’s benefits under any employee benefit plan or severance sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
8. Miscellaneous.
     (a) Each Participant agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of such Participant’s Purchase Rights and Matching Units.
     (b) Each Participant acknowledges and agrees that he or she has reviewed this Offering Document, has had an opportunity to obtain the advice of counsel prior to purchasing shares of Common Stock under the Offerings and fully understand all provisions of such Matching Units.
     (c) This Offering Document will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     (d) All obligations of the Company under the Purchase Plan and the Offerings will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
     9. Choice of Law. The interpretation, performance and enforcement of this Offering Document will be governed by the law of the state of California without regard to such state’s conflicts of laws rules.
     10. Resolution of Disputes. Any dispute or claim concerning any rights under this Offering Document or any disputes or claims relating to or arising out of the Purchase Plan shall be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in Orange County, California. The Company and the Participant shall each pay 50% of the arbitration fees. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs. Participants and the Company hereby waive their respective rights to have any such disputes or claims tried by a judge or jury.
     11. Severability. If all or any parts of this Offering Document, the Purchase Plan or the 2006 Plan are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate or declare unlawful or invalid any other portion of this Offering Document, the Purchase Plan or the 2006 Plan, as the case may be. Any Section of this Offering Document, the Purchase Plan or the 2006 Plan (or part of such a Section) so

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declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
     12. Notices Any notices or agreements provided for in an Offering, the Purchase Plan or the 2006 Plan shall be given in writing, in a form provided by the Company (including documents delivered in electronic form, if authorized by the Committee), and unless specifically provided for in the Purchase Plan, the 2006 Plan or this Offering Document, shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, five (5) days after deposit in the United States mail, postage prepaid. Any notices provided to a Participant may be addressed to such Participant at the last address he or she provided to the Company.
13. Offering Subject to Purchase Plan.
     Except with respect to the Matching Units (which are governed under the 2006 Plan), each Offering is subject to all the provisions of the Purchase Plan, and the provisions of the Purchase Plan are hereby made a part of the Offering. The Offering is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Purchase Plan. In the event of any conflict between the provisions of an Offering and those of the Purchase Plan (including interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Purchase Plan), the provisions of the Purchase Plan shall control.
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